   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2001
                                                  REGISTRATION NO._____________

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                NOVAVAX, INC.
            (Exact name of registrant as specified in its charter)

       DELAWARE                                      22-2816046
(State of incorporation)              (I.R.S. Employer Identification Number)

                              8320 GUILFORD ROAD
                              COLUMBIA, MD 21046
                                (301) 854-3900
             (Address, including zip code, and telephone number,
                 of registrant's principal executive offices)

                                JOHN A. SPEARS
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                NOVAVAX, INC.
                              8320 GUILFORD ROAD
                              COLUMBIA, MD 21046
                                (301) 854-3900
                     (Name, address, including zip code,
            and telephone number, of agent for service of process)

                               With a copy to:
                              -----------------
                             DAVID A. WHITE, ESQ.
                           WHITE & MCDERMOTT, P.C.
                              65 WILLIAM STREET
                        WELLESLEY, MASSACHUSETTS 02481
                                (781) 431-1700

          Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                     Proposed             Proposed
                                                     Maximum              Maximum                Amount of
Title of Securities        Amount to                 Offering Price       Aggregate              Registration
to be Registered           be Registered (1)         Per Share (2)        Offering Price         Fee
==============================================================================================================
Common Stock               3,387,501  shares         $8.58                $29,064,759            $ 7,266.19
($.01 par value)

(1) Pursuant to Rule 416, there are also being registered an indeterminate number of shares of common stock which may become issuable pursuant to the antidilution provisions of underlying convertible securities.

(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on January 2, 2001, as reported by the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                  PROSPECTUS

===============================================================================

                                NOVAVAX, INC.
                       3,387,501 SHARES OF COMMON STOCK
                               JANUARY 4, 2001

===============================================================================

          Novavax, Inc. is registering the offer and sale from time to time of up to 3,387,501 shares of our common stock by the selling stockholders identified in the "Selling Stockholders" section of this prospectus.

          Novavax will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         Our common stock is listed for quotation on the American Stock Exchange under the symbol NOX. On January 2, 2001, the closing sale price of the common stock, as reported by the American Stock Exchange, was $8.41 per share.

         Novavax was incorporated in Delaware in 1987. The principal executive offices are currently located at 8320 Guilford Road, Columbia, Maryland 21046. The telephone number is (301) 854-3900.

INVESTING IN NOVAVAX COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

          You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.

                     ------------------------------------

                              TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
Risk Factors................................................................................................ 3
The Company................................................................................................. 9
Incorporation of Documents by Reference.....................................................................11
Special Note Regarding Forward Looking Statements...........................................................12
Selling Stockholders........................................................................................12
Use of Proceeds.............................................................................................14
Plan of Distribution........................................................................................14
Legal Matters...............................................................................................16
Experts.....................................................................................................16
Available Information.......................................................................................16

                     ------------------------------------

                                NOVAVAX, INC.
                       3,387,501 SHARES OF COMMON STOCK
                                  PROSPECTUS

                                 RISK FACTORS

         You should carefully read the following risk factors in addition to the remainder of this prospectus before purchasing any shares of our common stock. If any of the following risks occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. In the following risk factors, when we say "our products" we mean products other than the Fielding products.

THE FIELDING ACQUISITION MAY NOT RESULT IN A SMOOTH INTEGRATION OF OUR FUTURE PRODUCTS INTO FIELDING'S CURRENT SALES AND DISTRIBUTION CHANNELS

         We cannot be certain whether the acquisition of Fielding will result in a successful integration of our future products into Fielding's sales and distribution channels. Among the reasons we have acquired Fielding are its experienced sales representatives and seasoned management team, its existing product revenues and operating income, which will provide Fielding with the financial resources to fund the development of additional proprietary products, and the synergies which will be created by the merger. In the event that we are unable to integrate successfully, our results of operations and financial condition would be materially adversely affected and we would continue to have limited revenues and large operating losses. In addition, our inability to integrate successfully would increase our dependence on other third party collaborations.

WE HAVE NOT COMPLETED THE DEVELOPMENT OF ANY PRODUCT AND OUR ABILITY TO DO SO IS UNCERTAIN

         All of our potential products are still in various stages of pre-clinical research or clinical trials. Significant further research and development, pre-clinical and clinical testing, regulatory approval and additional financing are all necessary before the commercial sale of any of our products.

         We are not certain whether we will be able to complete the development of and sell any of our products. The development of pharmaceutical products based on new technologies is subject to a variety of inherent risks of failure. These risks include the following:

- Our potential products may be found to be unsafe, to have harmful side effects on humans, to be ineffective or may otherwise fail to meet regulatory standards or receive necessary regulatory approvals.

- Our potential products may be too difficult or costly to manufacture on a large scale, to develop into commercially viable products or to market.

-        Our potential products may not be accepted by the medical community.

-        Other companies may market superior or equivalent products.

- Other parties may claim proprietary rights to our product technology that prevent us from marketing our products.

- We may be unable to raise enough money to finance our continued product development.

         We are currently in Phase III clinical trials for our estrogen replacement therapy product, ESTRASORB. Although the successful completion of Phase III testing of this drug appears likely, there is no guarantee that this will occur. If ESTRASORB were to fail Phase III testing, our projected future earnings would be negatively affected. In addition, our other products are in various phases of testing and we cannot guarantee that these products will successfully pass such testing phases, and if so, will result in commercially successful products. Clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing can vary by product and by the indicated use of a product. We are unable to predict the length of time before we complete the necessary clinical trials and obtain regulatory approval.

WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN

         Our expenses have exceeded our revenues since our formation in 1987, and our accumulated deficit at September 30, 2000 was $50.1 million. Our revenues for the last three years were $520,000 in 1997, $681,000 in 1998 and $1.2 million in 1999. The Fielding acquisition will generate revenue from commercial sales of products but we cannot be certain that these revenues will be sufficient to offset our expenses in the future. We have received a very limited amount of product-related revenue from research contracts, licenses and agreements to provide vaccine products, services and adjuvant technologies. We cannot be certain that we will be successful in entering into strategic alliances or collaborative arrangements with other companies that will result in other significant revenues to offset our expenses. Our net losses for the last three years were $4.5 million in 1997, $4.8 million in 1998 and $4.5 million in 1999. Our losses have resulted from research and development expenses, protection of our patents and other intellectual property and other general operating expenses. We expect that our annual losses will increase in the near term as we conduct additional and larger clinical trials and seek regulatory approval for advanced stage product candidates. Therefore, we expect our cumulative operating loss to increase until such time, if ever, as product sales, licensing fees and royalty payments generate sufficient revenue to fund our continuing operations. We cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

WE MAY NEED SUBSTANTIAL ADDITIONAL CAPITAL TO GROW AND OPERATE OUR BUSINESS AND WE ARE UNCERTAIN ABOUT OBTAINING FUTURE FINANCING

         We estimate that our existing cash resources will be sufficient to finance our operations at current and projected levels of development and general corporate activity for the next 12 to 15 months. Thereafter, we will require substantial additional funds to continue our research and development, commence future pre-clinical and clinical trials, seek regulatory approvals, establish commercial-scale manufacturing capabilities and market our products. We may seek additional funds through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies and other sources. We cannot be certain that adequate additional funding or bank financing will be available to us on acceptable terms, if at all. If we cannot raise the additional funds we need to continue our current and anticipated operations, we may be required to delay significantly, reduce the scope of or eliminate one or more of our research or development programs. If that is the case we will seek other alternatives to avoid insolvency, including arrangements with collaborative partners or others that may require Novavax to relinquish rights to certain of its technologies, product candidates or products.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MAINTAIN THE PROPRIETARY NATURE OF OUR TECHNOLOGY

         Our success will, in large part, depend on our ability to maintain the proprietary nature of our technology and other trade secrets. To do so, we must prosecute and maintain existing patents, obtain new patents and pursue trade secret protection. We also must operate without infringing the proprietary rights of third parties or letting third parties infringe our rights. Novavax has 50 United States patents and 125 foreign patents covering its technologies, including its Novamix(TM) production equipment. However, patent issues relating to pharmaceuticals involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the United States Patent and Trademark Office or enforced by the federal courts. Therefore, we do not know whether our applications will result in the issuance of patents, or that any patents issued to Novavax will provide us with any competitive advantage. We also cannot be sure that Novavax will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to Novavax.

         There is risk that third parties may challenge our existing patents or may claim that we are infringing their patents or proprietary rights. We could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid or claim infringement. It is also possible that we may be required to obtain licenses from third parties to avoid infringing third-party patents or other proprietary rights. We cannot be sure that such third-party licenses would be available to us on acceptable terms, if at all. If we are unable to obtain required third-party licenses, we may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

         Some of our know-how and technology is not patentable. To protect our proprietary rights in unpatentable intellectual property and trade secrets, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for Novavax's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

OTHER ORGANIZATIONS HAVE GREATER RESOURCES TO DEVELOP, MANUFACTURE AND MARKET COMPETITIVE PRODUCTS

         We compete with numerous other companies worldwide that have developed or are developing novel drug delivery and encapsulation technologies. These competitors include both large and small pharmaceutical companies, biotechnology firms, universities and other research institutions. Novavax may not succeed in developing technologies and products that are more effective than those being developed by our competitors. Novavax's technologies and products may be rendered obsolete or noncompetitive as a result of products introduced by competitors. Most of our competitors have substantially greater financial and technical resources, production and marketing capabilities and related experience than Novavax. The greater resources, capabilities and experience of our competitors may enable them to develop, manufacture and market their products more successfully and at a lower cost than Novavax. In addition, many of Novavax's competitors have significantly greater experience than Novavax in conducting preclinical testing and clinical trials of human pharmaceuticals and obtaining regulatory approvals to market such products. Accordingly, Novavax's competitors may succeed in obtaining FDA approval for products more rapidly than Novavax which may give them an advantage over Novavax in achieving market acceptance of their products.

WE NEED MARKETING AND MANUFACTURING PARTNERS TO COMMERCIALIZE OUR PRODUCTS

         We do not have any significant manufacturing capability and our drug development capability is limited in large part by our finances. Although we have the ability to produce the limited quantities of products needed to support our current research and development program and clinical trials, we will need more production capacity for larger, later-stage clinical studies and commercial sales. Therefore, our ability to successfully develop and commercialize our products depends, in large part, on our success in entering into strategic alliances or licensing arrangements with collaborative partners, primarily pharmaceutical companies. We expect that these partners will assume various responsibilities for product commercialization including conducting clinical trials, submitting applications for regulatory approval and manufacturing product supplies. However, we may not be able to negotiate collaborative arrangements on acceptable terms, if at all. Even if such collaborations are established, they may not be scientifically or commercially successful. There is a risk that our collaborative partners may fail to perform their obligations to develop and manufacture our products in which case our business may be adversely affected. We also face the risk that our collaborative partners may develop competing technologies for treating the diseases and conditions targeted by our products, either on their own or in collaboration with others.

         In certain circumstances, it may be advantageous for us to retain manufacturing rights for some of the products that we license to collaborative partners. However, we cannot be sure that we will be able to retain such rights on acceptable terms, if at all, or that we will have the ability to produce the quantities of product required under the terms of such arrangements. Our reliance on collaborative arrangements for product development and commercialization may result in lower revenues from royalties and other payments than we could have generated had we commercialized and marketed products ourselves.

         If we manufacture our own products, we will need to acquire additional manufacturing facilities and to improve our manufacturing technology. Establishing additional manufacturing facilities will require us to spend substantial funds, hire and retain a significant number of additional personnel and comply with extensive regulations applicable to such facilities here and abroad, including the current good laboratory practices and good manufacturing practices required by the FDA. If we elect to or need to manufacture our own products, we risk the possibility that we may not be able to do so in a timely fashion at acceptable quality and prices or in compliance with good laboratory practices and good manufacturing practices. If we are not able to enter into commercial manufacturing agreements or successfully develop our own commercial manufacturing capacity, sales of our products will be delayed or reduced.

         We are in the process of validating our manufacturing methods for ESTRASORB, which is required under FDA guidelines. We are currently using one third-party contract manufacturer for our clinical needs. We intend to qualify at least one additional FDA approved manufacturing facility after receiving FDA approval, which approval should be received in approximately 18 months. However, if our current manufacturer is unable to produce ESTRASORB, Novavax would not have immediate access to this product. Under such circumstances Novavax would be required to reestablish its validation process at a different third-party contract manufacturer. This would delay the commercialization of ESTRASORB.

WE MAY NOT SUCCEED IN OBTAINING THE FDA APPROVAL NECESSARY TO SELL OUR PRODUCTS

         The development, manufacture and marketing of our pharmaceutical products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, we must complete rigorous preclinical testing and extensive human clinical trials that demonstrate the safety and effectiveness of a product in order to apply for regulatory approval to market the product. One of our product candidates, ANDROSORB, is now in Phase I human clinical studies. ESTRASORB is currently in Phase III clinical trials for estrogen replacement therapy. Our other product candidates are in pre-clinical laboratory or animal studies. Before applying for FDA approval to market any particular product candidate, we must conduct larger-scale Phase II and III human clinical trials that demonstrate the safety and efficacy of our products to the satisfaction of the FDA or other regulatory authorities. These processes are expensive and can take many years to complete. We may not be able to demonstrate the safety and efficacy of our products to the satisfaction of the FDA or other regulatory authorities. Novavax may also be required to demonstrate that its proposed product represents an improved form of treatment over existing therapies and we may be unable to do so without conducting further clinical studies, if at all.

         We may fail to obtain regulatory approval for our products on a timely basis, if at all. Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. The speed with which we complete our clinical trials and our applications for marketing approval will depend on several factors, including the following:

- the rate of patient enrollment, which is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the nature of the protocol;

- institutional review board approval of the protocol and the informed consent form;

-        prior regulatory agency review and approval;

- analysis of data obtained from pre-clinical and clinical activities which are susceptible to varying interpretations, which interpretations could delay, limit or prevent regulatory approval;

- changes in the policies of regulatory authorities for drug approval during the period of product development; and

- the availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications.

         We have limited experience in conducting and managing the pre-clinical and clinical trials necessary to obtain regulatory marketing approvals. We may not be able to obtain the approvals necessary to conduct clinical studies. Also, the results of our clinical trials may not be consistent with the results obtained in pre-clinical studies or the results obtained in later phases of clinical trials may not be consistent with those obtained in earlier phases. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. If regulatory approval of a drug is granted, such approval is likely to limit the indicated uses for which it may be marketed. Furthermore, even if a product of ours gains regulatory approval, the product and the manufacturer of the product will be subject to continuing regulatory review. We may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered.

OUR BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DETER AN ACQUISITION OF NOVAVAX, A CHANGE OF MANAGEMENT OR OTHER EVENTS THAT MIGHT BENEFIT STOCKHOLDERS

         Our Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of Novavax must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of Novavax or the Board of Directors. The Restated Certificate of Incorporation also provides for a classified Board of Directors and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of Novavax entitled to vote. The Board of Directors also has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, preferred stock.

         These provisions and other provisions of our Restated Certificate of Incorporation and By-Laws may deter hostile takeovers or delay or prevent changes in control or management of Novavax, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they believe to be beneficial.

FIELDING IS NOT IN COMPLIANCE WITH THE FDA REGULATION RELATING TO THE PACKAGING OF PRODUCTS SUCH AS NESTABS CBF

         Fielding is not presently in compliance with federal regulations which require unit-dose packaging of its Nestabs CBF product. Although Fielding has indicated that it expects to be in full compliance by the first quarter of the year 2001, such compliance is not certain. Non-compliance with this FDA regulation could subject Fielding to substantial fines and a halt to its production and sale of the Nestabs CBF product. Should the sales of the Nestabs CFB product be halted, the Fielding revenues would be adversely impacted.

                                  THE COMPANY

         Novavax, Inc. is a biopharmaceutical company focused on the research, development and commercialization of products utilizing its proprietary drug delivery and vaccine technologies for large and growing markets, including women's health, infectious diseases and cancer. The company holds 50 United States patents for its drugs and has 3 patents pending. Our technologies involve the use of proprietary, microscopic lipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products, including certain hormones, anti-bacterial and anti-viral products and vaccine adjuvants, which are substances added to vaccines to enhance their effectiveness. These technologies support three product development programs: hormone replacement therapies, vaccine and vaccine adjuvant applications and anti-infection agents. We are applying our proprietary lipid vesical encapsulation technologies including Novasome(R) lipid vesicles and micellar nanoparticles to develop product candidates for the transdermal, oral and injectable delivery of generic and non-generic drugs, peptides, proteins and oligonucleotides. Our Novasome technology is also being developed as an adjuvant delivery system for enhanced vaccine efficacy. We have several product candidates in pre-clinical and clinical trials, including ESTRASORB(TM), a topical transdermal cream for estrogen replacement therapy which entered US multi-center Phase III clinical testing in September, 1999.

         Our diverse product portfolio and multiple technologies reduce our dependence on a limited number of compounds and enhance our ability to introduce novel products in a broad range of substantial markets. Moreover, through our proprietary drug delivery technology, we can deliver a wide range of pharmaceuticals topically, mucosally, orally, intravaginally and by injection. We are currently in various stages of product development, ranging from preclinical to Phase III trials.

         Most of our product candidates are still in a relatively early stage of development and cannot be marketed until Phase I, Phase II and Phase III human clinical studies have been completed and new drug applications have been prepared, filed and approved by the FDA and other applicable regulatory agencies. We expect that this process will continue over several years and will require us to spend substantial amounts of money which we will have to raise from additional financings or licensing agreements. Therefore, we expect that our annual operating losses and accumulated deficit will continue for the foreseeable future. We estimate that our current cash resources will be sufficient to finance company operations at presently planned levels for another 12 to 15 months.

         On October 4, 2000 Novavax entered into an Agreement and Plan of Merger by and among Novavax, Fielding Pharmaceutical Company, each of the existing stockholders of Fielding and a wholly-owned subsidiary of Novavax, which provided for the merger of Fielding with and into that wholly-owned subsidiary. The transaction was closed on December 19, 2000. The Fielding stockholders received cash and shares of common stock of Novavax in exchange for shares of common stock of Fielding. Of the total consideration of $31.5 million to be paid by Novavax to the Fielding stockholders, $13.0 million was paid in cash and $18.5 million was paid in common stock of Novavax. In addition, the Fielding stockholders could also receive up to an additional $5.0 million worth of common stock of Novavax, or cash, at Novavax's option, if the wholly-owned subsidiary's earnings and revenues from the sale of Fielding products achieved certain targets following the closing of the merger. Novavax has entered into employment agreements with each of the four key members of the Fielding management team.

         Fielding packages, markets and sells its own line of pregnancy vitamins, oral estrogen tablets and over-the-counter women's pre-natal health care products. Fielding's over-the-counter products include the following:

-        Nestabs(R) OTC, a prenatal vitamin;

-        Lurline(R) PMS, which provides relief from premenstrual syndrome;

- Nesentials(TM), a multi-vitamin and calcium supplement used to promote bone health;

- Irospan(R), an extended release iron supplement with ascorbic acid for increased absorption; and

-        Nestrex(R), an anti-nausea product for use during pregnancy.

         Fielding's prescription products include the following:

- Nestabs(R) CBF, a prenatal multivitamin and mineral supplement containing 50 mg of carbonyl iron;

- Nestabs(R) FA, a prenatal multivitamin and mineral supplement containing 29 mg of ferrous fumarate; and

-        Gynodiol(R), an estrogen replacement therapy.

         The pregnancy vitamin market in the United States is currently $136 million a year and Fielding's market share was 8.8% as of the fourth quarter of 1999, up from 6.5% in the first quarter of 1999.

         For the year ended December 31, 1999, Fielding had revenues from the sales of these products of $11.6 million, which generated net income of $3.6 million. Novavax intends to continue the operation of Fielding through Newco and to use Fielding's sales and marketing expertise for Novavax's own proprietary women's health care products when these products have received regulatory approval.

         On December 19, 2000, King Pharmaceuticals, Inc. signed an agreement to make a $25.0 million convertible note investment in Novavax in two stages. The first note, in the principal amount of $20.0 million, was issued on December 19, 2000 and is convertible into 2,000,000 shares of Novavax common stock at an initial conversion price of $10.00 per share. The note has a maturity date of December 19, 2007 and accrues interest at an annual rate of 4%. Novavax received gross proceeds of $20.0 million on December 19, 2000 upon issuance of the first note. Novavax used a portion of the proceeds to complete its acquisition of Fielding and will use the balance for general operating purposes. King will be obligated to purchase a second convertible note, in the principal amount of $5.0 million, when Novavax files a New Drug Application for its topical trandsdermal estrogen replacement therapy, ESTRASORB, which is expected to be filed in the first half of 2001.

         Our website can be found at www.novavax.com. The contents of our website are not a part of this prospectus.

         INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the Registration Statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the selling stockholders sell all of their shares of common stock or the offering is otherwise terminated. The documents we are incorporating by reference are:

         1. Novavax's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. Novavax's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         3. Novavax's Current Reports on Form 8-K, dated July 18, 2000, September 19, 2000, October 19, 2000, as amended, December 22, 2000 and January 2, 2001;

         4. The Company's definitive Proxy Statement, dated March 31, 2000 relating to the Annual Meeting of Stockholders held on May 9, 2000; and

         5. The description of the common stock contained in Novavax's Registration Statement on Form 10, File No. 0-26770, filed on September 14, 1995 pursuant to Section 12(b) of the Securities Exchange Act.

         The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

         You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and telephone number: Novavax, Inc., 8320 Guilford Road, Columbia, MD 21046; (301) 854-3900.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are based on management's beliefs and assumptions and on information currently available to management and use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," or similar expressions. Forward-looking statements include information concerning possible or assumed future results of operations, future product development and related clinical trials and statements regarding future research and development. Forward-looking statements necessarily involve risks and uncertainties and other factors which may cause the actual results, performance or achievements of Novavax, or industry results, to be materially different from those anticipated in the forward-looking statements. These risks and uncertainties are discussed in the Risk Factors section and elsewhere in this prospectus.

                              SELLING STOCKHOLDERS

         We are registering all 3,387,501 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We have issued a $20.0 million convertible note to King Phamaceuticals, Inc., which is initially convertible into 2,000,000 of the shares registered hereby. The registration of such shares does not necessarily mean that King will convert all or any portion of its convertible note. We have also issued 1,387,501 of the shares registered hereby pursuant to the terms of the company's merger agreement with Fielding under which we issued a total of 2,312,501 shares of our common stock to the selling parties therein. We have registered the shares covered by this prospectus to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. We have registered these shares in accordance with registration rights we granted to the selling stockholders in connection with King's investment in Novavax and Novavax's acquisition of Fielding. See "The Company" for information about these transactions.

         The selling stockholders may offer and sell all, a portion or none of the common stock offered pursuant to this prospectus.

         The following table sets forth certain information with respect to the selling stockholders, including

-        the name of the selling stockholders,

- the number of shares of common stock owned by each selling stockholder as of December 31, 2000,

-        the number of shares that may be offered under this prospectus, and

- the number of shares of our common stock that will be owned by each of the selling stockholders after this offering is completed, assuming all of the shares covered by this prospectus are sold.

                                       Shares Beneficially                        Shares Beneficially
                                       -------------------                        -------------------
                                          Owned Prior to          Number of           Owned After
                                          --------------          ---------           -----------
                                             Offering              Shares               Offering
                                             --------              ------               --------
 Name of Selling Stockholder          Number        Percent     Being Offered     Number      Percent
 ---------------------------          ------        -------     -------------     ------      -------
King Pharmaceuticals, Inc.(1)         2,000,000        8.2        2,000,000         0             0
William E. Georges (2)                714,702          2.9        438,525        276,177         1.1
Melissa E. Georges (3)                714,702          2.9        438,525        276,177         1.1
Credit Shelter Trust A                357,351          1.5        191,263        166,088          *
   of the George P. Georges
   Revocable Trust
John P. Gauthier, Jr. (4)             262,873          1.1        159,594        103,279          *
Joe D. Ducharme  (5)                  262,873          1.1        159,594        105,279          *

* Less than one percent.

(1) Amount shown assumes conversion of the entire $20.0 million principal amount of King's convertible note at a conversion price of $10.00 per share. This conversion price is subject to adjustment based on dilutive issuances of common stock and rights to acquire common stock, as defined in our agreement with King. This prospectus also relates to such indeterminate number of shares of common stock which may become issuable under these antidilution provisions.

(2) William E. Georges has been a Director of the Company since December 19, 2000 and is currently Senior Vice President of Fielding, a wholly owned subsidiary of Novavax.

(3)  Melissa E. Georges is currently President of Fielding.

(4) John P. Gauthier, Jr. is currently Vice President - Sales and Marketing of Fielding.

(5)  Joe D. Ducharme is currently National Sales Manager of Fielding.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

         Shares may be sold or distributed from time to time by the selling stockholders named in this prospectus and, to the extent permitted by their registration rights agreement with Novavax, by their donees or transferees and their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

         The selling stockholders may offer their shares at various times in one or more of the following transactions:

- in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

- in transactions involving cross or block trades or otherwise on the Nasdaq National Market or any national securities exchange on which the common stock is listed;

- in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

- in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

- through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

-        in privately negotiated transactions; or

-        in a combination of any of the foregoing transactions.

         The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act.

         From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

         A selling stockholder may enter into hedging transactions with broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

         The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

         If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

         We have informed the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

         Under our registration rights agreement with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees and disbursements of counsel to the selling stockholders. We estimate these expenses will total approximately $43,500.

         We have agreed to indemnify the selling stockholders and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act. We will not receive any of the proceeds from the sale by the selling stockholders of the shares offered by this document.

         This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with us, or, if earlier, on the date on which the selling stockholder has sold all of such selling stockholder's shares.

                                 LEGAL MATTERS

         Certain legal matters with respect to the shares of common stock offered hereby have been passed upon by White & McDermott, P.C., 65 William Street, Wellesley, Massachusetts 02481. David A. White, a shareholder of such firm, owns 22,500 shares of our common stock and is the Secretary of Novavax.

                                    EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following SEC regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's website at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

         Our common stock is listed on the American Stock Exchange. Reports, proxy and information statements and other information concerning Novavax can be examined at the American Stock Exchange Inc., 86 Trinity Place, New York, New York 10006.

         This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                                    PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS - FORM S-3

Item 14.  Other Expenses of Issuance and Distribution.

   The expenses to be borne by the company in connection with this offering are as follows:

         SEC Registration Fee.........................................$7,266.19

         AMEX Listing Fee............................................$17,500

         Legal Services and Expenses *...............................$15,000

         Accounting Services and Expenses *...........................$3,500

         Miscellaneous expenses.........................................$234

         Total *.....................................................$43,500.19

------------------------
*Estimated

Item 15.  Indemnification of Directors and Officers.

         Article NINTH of Novavax's Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless the Delaware Chancery Court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

         Article NINTH of Novavax's Restated Certificate of Incorporation further provides that the indemnification prided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Company maintains insurance under which the insurers will reimburse the Company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

         See Exhibit Index, incorporated herein by reference.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) to reflect in the prospectus any facts of events
              arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                   (iii) to include any material information with respect to
              the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling person of the Registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation or the By-Laws of Registrant, indemnification agreements entered into between Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered. The Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of Maryland on January 4, 2001.

                                NOVAVAX, INC.



                                 By:  /s/ Dennis Genge
                                    -------------------------------------------
                                      Dennis Genge, Vice President
                                      and Treasurer, Chief Financial Officer

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Spears and Dennis W. Genge and each or any one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule
462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection wherewith, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    NAME                            TITLE                        DATE
    ----                            -----                        ----
/s/ John A. Spears        President and                      January 4, 2001
------------------        Chief Executive Officer
John A. Spears            and Director



/s/ Dennis W. Genge       Vice President and Treasurer       January 4, 2001
-------------------       Chief Financial Officer
Dennis W. Genge           (Principal Financial and
                          Accounting Officer)


--------------------      Director
Gary C. Evans



/s/ Mitchell J. Kelly     Director                           December 13, 2000
---------------------
Mitchell J. Kelly



/s/ J. Michael Lazarus    Director                           January 3, 2001
----------------------
J. Michael Lazarus



/s/ John O. Marsh, Jr.    Director                           January 3, 2001
----------------------
John O. Marsh, Jr.



/s/ Michael A. McManus    Director                           January 3, 2001
----------------------
Michael A. McManus



/s/ Denis M. O'Donnell    Director                           January 2, 2001
----------------------
Denis M. O'Donnell



/s/ Ronald H. Walker      Director                           January 3, 2001
--------------------
Ronald H. Walker



--------------------      Director
William E. Georges

EXHIBIT INDEX

         The exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference.

4.1      Restated Certificate of Incorporation of the Registrant.
         (Incorporated by reference to Exhibit 3.1 to the Registrant's
         Registration Statement File No. 0-26770 filed September 14, 1995 on
         Form 10 (the "Registration Statement").)

4.2 Amended and Restated By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form
         10-K for the fiscal year ended December 31, 1996, File No. 0-26770, filed March 21, 1997 (the "By-Laws").)

4.3 Specimen stock certificate for shares of common stock, par value $.01 per share. (Incorporated by reference to Exhibit 4.1 to the Registration Statement).

4.4      4% Convertible Senior Note dated December 19, 2000 issued by the
         Registrant to King Pharmaceuticals, Inc. (Incorporated by reference to
         Exhibit 99.3 to the Registrant's Current Report on Form 8-K, filed
         January 2, 2001).

4.5      Agreement and Plan of Merger dated October 4, 2000 between Novavax,
         Inc. and the parties identified therein (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, filed
         October 19, 2000).

4.6      Note Purchase Agreement dated as of December 19, 2000 between Novavax,
         Inc. and King Pharmaceuticals, Inc. (Incorporated by reference to
         Exhibit 99.2 to the Registrant's Current Report on Form 8-K, filed
         January 2, 2001).

4.7      Investor Rights Agreement dated December 19, 2000 between Novavax,
         Inc. and King Pharmaceuticals, Inc. (Incorporated by reference to
         Exhibit 99.4 to the Registrant's Current Report on Form 8K, filed
         January 2, 2001).

5.1* Opinion and Consent of White & McDermott, P.C. (Contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.1*    Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2*    Consent of PricewaterhouseCoopers LLP, independent accountants.

24.1*    Power of Attorney.  (Included in the signature pages hereto)

* Filed herewith.